Exhibit 10.bb

Polaris Industries Inc.

2100 Highway 55

Medina, Minnesota 55340-9770

763-542-0500

763-542-0599 fax

February 18, 2010

Mr. Suresh Krishna

108 Stratford Drive

Chapel Hill, NC 27516

Dear Suresh:

On behalf of Polaris Industries Inc., I am pleased to offer you the position of Vice President Supply Chain & Integration.

I.	Title and reporting relationship

Your title is Vice President Supply Chain and Integration. You will report to the Chief Operating Officer on the Supply Chain responsibilities and you will report to the Chief Executive Officer on the integration responsibilities.

II.	Date of Employment

TBD

Ill.	Base Salary

Your annual base salary will be $250,000 paid bi-weekly. Your base salary will be increased to $257,500 on October 1, 2010. Your salary will be reviewed annually, subject to the approval of the Board of Directors. Your salary review date for 2011 will be April 1.

IV.	Cash Incentive Compensation

You will be a “B2” Level (Company officer) under the terms of our Senior Executive Annual Incentive Plan. Your payment under the Senior Executive Annual Incentive Plan will be dependent upon your performance and the performance of the Company. Your target for the Senior Executive Annual Incentive Program will be 65% of base salary paid during a year, subject to adjustments by the Compensation Committee. For calendar year 2010 we will guarantee your payment under the Senior Executive Annual Incentive Plan at no less than $150,000 to be paid by March 15, 2011.

V.	Long Term Incentive Plan (LTIP)

You will participate in the LTIP plan for Officers which is a 3 year performance cycle. Your first LTIP will be issued effective on your start date and will cover the performance period January 1 2010 through December 31 2012. The performance metrics for the LTIP are determined each year by the

February 18, 2010

Suresh Krishna

Compensation Committee of the Board of Directors during the January meeting. Your LTIP target will be 65% of base salary for the 2010 LTIP plan and be prorated from your start date. The final 2010 matrix is attached.

VI.	Stock Options

You will be granted stock options to purchase 20,000 shares of Polaris Industries common stock. The grant date will be your first day of actual employment, and the options will have an exercise price equal to the closing price of Polaris stock on the grant date. We will provide you with a copy of the stock option agreement as soon as is possible after your start date. Your stock option agreement will be In substantially the form of the agreement attached as Attachment “B”.

You will be eligible for additional stock grants on a basis consistent with other similarly situated executives, subject to performance.

VII.	Restricted Stock Units

You will be granted 12,000 shares of Polaris Restricted Stock. The shares will vest 3 years from the grant date which will be your start date. To be eligible to receive the restricted stock, you will be required to sign a Non-Compete Agreement. The shares will have performance targets based on Operating Margin Percent and Net Income achieved in the final year of the agreement. This award will be granted as soon as practical after the start of your employment.

VIII.	Signing Bonus

You will be paid a signing bonus of $90,000 within one month of your start date. If you resign from Polaris within 2 years of your start date you will be required to pay back your signing bonus on a pro-rated basis.

IX.	Relocation

You will be eligible for relocation under the Polaris Executive Relocation program. To help you with the sale of your house we will protect your downside risk to a maximum of 5% of the original purchase price of your home. You must provide us with the original purchase contract from your home and the purchase contract on the sale of your home if sold prior to you taking the company guarantee. We will extend the time to move under this program until September 2012.

X.	Benefits & Perquisites

At Polaris you will participate in Polaris’ benefit programs and receive the perquisites made available by Polaris to its executives. The benefits and perquisites are subject to change by the Compensation Committee and at present include medical, dental, disability and life insurance coverage, financial planning and tax preparation services, 401(k) retirement savings plan and Supplemental Executive Retirement Plan participation, and a country club membership. Additionally, you will have the use of Polaris’ products in accordance with Polaris’ guidelines. You will also be eligible for an annual physical examination at the Mayo Clinic paid for by Polaris. A summary of the current benefits is enclosed in Attachment “C”.

February 18, 2010

Suresh Krishna

Your relocation will be covered under the-Polaris Executive Relocation policy which you will find attached. Please contact John Corness to discuss details of the move.

XI.	Severance Agreement

When you begin employment with Polaris, Polaris will enter into a Severance Agreement with you substantially in the form enclosed herewith as Attachment “D”.

XII.	Ownership Guidelines and Section 16 Reporting Obligations

Polaris has recently established stock ownership guidelines for the Board of Directors, Company Officers and Directors. The guideline for Officers is 3 times annual base salary. You will be expected to satisfy the guideline within four years from your hire date. Remember, all your transactions in Polaris securities are subject to Polaris’ Insider Trading Policy.

As an officer of Polaris you are also subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, and will be required to file reports with the SEC disclosing your holdings and transactions in Polaris’ equity securities. The Company will assist you in preparing and filing these reports with the SEC on a timely basis. Before engaging in any transaction in Polaris securities you must pre-clear the transaction with the Chief Financial Officer. All transactions must be reported within two days.

This offer is contingent on approval of the Polaris Board of Directors. For clarification and the protection of both you and the Company, this letter represents the sole agreement between you and Polaris Industries. It, including any brochures provided to you by the Human Resources Department that may be amended by the Company in the future, constitutes and expresses the entire agreement regarding your employment.

This offer remains contingent upon verification of employment eligibility pursuant to regulations issued under the Immigration Reform and Control Act of 1986 and satisfactory completion of a drug and alcohol test paid by Polaris. We will arrange for this test once you have agreed to the terms of this offer.

Suresh, we are very excited to have you join the Polaris team. We believe you can make a huge impact in the coming years and develop in several areas that will position you very well for the long term. Please sign and return a copy of this letter indicating that you accept our offer and confirming the terms of your employment. If you agree to this offer, which remains in effect through Friday February 19, 2010 please sign and return one to John Corness at 2100 Highway 55, Medina, MN 55340.

February 18, 2010

Suresh Krishna

Very truly yours,

/s/ Scott Wine	/s/ Bennett Morgan

Scott Wine	Bennett Morgan
Chief Executive Officer	Chief Operating Officer

Accepted and Confirmed:

Date: 02/18/2010

/s/ Suresh Krishna
Suresh Krishna